INDEPENDENT
BANK CORP.
Parent of Rockland Trust Company

Stockholder Relations                                          NEWS RELEASE
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288 Union Street, Rockland, MA 02370

                                               Investor Relations Contacts:

                                                           Chris Oddleifson
                                                              President and
                                                    Chief Executive Officer
                                                             (781) 982-6660

                                                           Denis K. Sheahan
                                                    Chief Financial Officer
                                                             (781) 982-6341

                                                             Media Contact:

                                                            Richard A. Hall
                                                         Marketing Director
                                                             (781) 982-6486


                      INDEPENDENT BANK CORP. ANNOUNCES
              COMPLETION OF FALMOUTH BANCORP, INC. ACQUISITION

      Rockland, Massachusetts (July 16, 2004). Independent Bank Corp., (NASDAQ: INDB), parent of Rockland Trust Company, today announced that it had completed its acquisition of Falmouth Bancorp, Inc. (AMEX: FCB), the parent of Falmouth Co-operative Bank.

      On January 8, 2004, Independent Bank Corp. entered into a definitive agreement to acquire Falmouth Bancorp, Inc. in a part cash, part stock
transaction.   The legal closing of that transaction occurred earlier this morning. On Monday, July 19, 2004, the four former Falmouth Co-operative Bank branches will reopen as Rockland Trust Company branches. Members of Rockland Trust Company Senior Management will be in all four of the acquired branches next week to welcome former Falmouth Co-operative Bank customers to Rockland Trust Company.

      "We are absolutely delighted to welcome Falmouth Co-operative Bank customers and employees to Rockland Trust Company," said Christopher Oddleifson, the President and Chief Executive Officer of Independent Bank Corp. and Rockland Trust Company. "The Falmouth Co-operative Bank team has built a tremendous franchise, and this acquisition strengthens our position on Cape Cod."


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      Independent Bank Corp.'s sole bank subsidiary, Rockland Trust
Company, currently has $2.8 billion in assets, 56 retail branches, seven Commercial Lending Centers and three Investment Management offices located in the Plymouth, Barnstable, Norfolk and Bristol counties of Southeastern Massachusetts. To find out more about Rockland Trust Company and its products visit our web site at www.rocklandtrust.com.

      This press release contains certain "forward-looking statements" with respect to the financial condition, results of operations and business of the Company. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.


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